UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 12, 2003

National Consumer Cooperative Bank

(Exact name of registrant as specified in its charter)

United States of America (12 U.S.C. section 3001 et seq.)	2-99779	52-1157795
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1725 Eye St., NW, Suite 600, Washington, DC 20006

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:                      (202) 336-7700

Item 9.  Regulation FD Disclosure

Representatives of National Consumer Cooperative Bank, which does business as National Cooperative Bank (“NCB”), and officials of the U.S. Department of the Treasury (“Treasury”) have been discussing modifications to the Class A Notes Retirement Plan that NCB  delivered to Treasury in December 1994 but which was not made the subject of any agreement between Treasury and NCB.  NCB’s Class A Notes Retirement Plan is described at note 15 to its Consolidated Financial Statements as contained in its annual report on Form 10-K for the period ended December 31, 2002.  The long-term subordinated Class A Notes maturing in 2020, in the aggregate amount of $184.3 million, were originally issued on December 31, 1981, to replace Class A preferred stock in that amount purchased by Treasury prior to NCB’s privatization on that date.

NCB retained UBS Securities LLC, to act as financial advisor, and NCB and its advisor made proposals to Treasury, each conditioned on the approval of its senior creditors, in order to resolve the uncertainties relating to the status of the 1994 Retirement Plan.  Treasury and NCB have reached an agreement in principle for a Revised Plan, the principal elements of which are that (1) NCB will prepay in early 2004 its $53.55 million 91-day renewing Class A Note primarily with proceeds of a public issuance of $50 million in Trust-Preferred Securities maturing 30-49 years from issue date; (2) upon such prepayment the remaining $129 million in Class A Notes will reprice, in five tranches of varying renewable maturities, based upon the yield on Treasury securities of comparable maturities, as of the date of repricing, plus 100 basis points; (3) additional annual prepayments  will be made in years 2004-2010, each in the amount of  $2.5 million and in years 2011-2020, with a $5 million prepayment in 2011 increasing by 10 percent each year thereafter, plus a larger additional prepayment in 2010 of $24 million or such lesser amount as is necessary to reduce the aggregate balance to $90 million; (4)  future equity or junior subordinated debt issuances will require that 25 percent of the net proceeds from such transactions be used to prepay Class A Notes; and (5) Treasury will support amendments to the National Consumer Cooperative Bank Act, NCB’s charter, that NCB believes will be beneficial to its operations and will also remove provisions inappropriate for NCB’s privatized status after the 1981 Amendments to the Act.  It is anticipated that the Revised Plan will result in a lengthening of the weighted average maturity characteristics of NCB’s liabilities, while maintaining the weighted average repricing characteristics and, based on current market conditions, potentially reducing the weighted average costs of NCB’s liabilities.  In addition, the Revised Plan is not expected to have a material impact on the aggregate level of subordinated debt and equity of NCB.

The Revised Plan will be confirmed by a definitive agreement between NCB and Treasury, subject to approval by NCB’s senior creditors.  That definitive agreement will resolve open issues with respect to repayment and terms of the Class A Notes upon which NCB and Treasury had not previously reached any agreement.  It will amend and restate a December 21, 1989, Financing Agreement between the parties that addressed other issues.

The Revised Plan, if approved by NCB senior creditors, will replace provisions in the 1994 Retirement Plan providing for (a) a Redemption Reserve Fund to which NCB had been making contributions in amounts that were to increase to accumulate a fund of approximately $100 million by the 2020 maturity date of the Class A Notes and (b) prepayments in years 2010 and 2015, each in the amount of $25 million, which were to be made from proceeds of contemporaneous securities issuances by NCB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Consumer Cooperative Bank
(Registrant)

Date: November 12, 2003	By:	/s/ Richard L. Reed
Richard L. Reed
Managing Director,
Chief Financial Officer